Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Experts,” “Summary Historical Financial Information and other Data” and “Selected Historical Consolidated Financial Information” and to the use of our report dated February 22, 2006, in the Registration Statement (Form S-1) and related Prospectus of PGT, Inc. dated March 10, 2006.

/s/ Ernst & Young LLP
Tampa, Florida
March 9, 2006